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Exhibit (a)(1)(O)

J.P. Morgan	BofA Merrill Lynch

Second Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Jos. A. Bank Clothiers, Inc.
at
$65.00 Net Per Share
by
Java Corp.
a wholly owned subsidiary of
The Men's Wearhouse, Inc.

March 20, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Java Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of The Men's Wearhouse, Inc., a Texas corporation ("MW"), to act as Dealer Managers in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Jos. A. Bank Clothiers, Inc., a Delaware corporation ("JOSB"), at a price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Second Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the "Offer to Purchase"), dated March 20, 2014, and the related Second Amended and Restated Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the "Merger Agreement"), dated as of March 11, 2014, by and among MW, JOSB and the Purchaser, pursuant to which, among other things, as soon as practicable after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into JOSB, with JOSB continuing as the surviving corporation and a wholly owned subsidiary of MW (the "Merger").

        The board of directors of JOSB (the "JOSB Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of JOSB and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders of JOSB accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated, (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on JOSB, (iv) three business days having passed after completion of the Marketing Period (as defined in the Merger Agreement), (v) no applicable law, temporary restraining order, injunction or other judgment being and remaining in effect which has the effect of prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (vi) certain other customary conditions.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Second Amended and Restated Offer to Purchase dated March 20, 2014;

        2.     Second Amended and Restated Letter of Transmittal, for your use and for the information of your clients;

        3.     Second Amended and Restated Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

        4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     IRS Form W-9; and

        6.     Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 9, 2014, UNLESS THE OFFER IS EXTENDED.

        STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING A PREVIOUSLY DISTRIBUTED (YELLOW OR BLUE) LETTER OF TRANSMITTAL OR (GREY OR ORANGE) NOTICE OF GUARANTEED DELIVERY NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE OFFER PRICE OF $65.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, IF SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE, IF SUCH PROCEDURE WAS UTILIZED.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on April 9, 2014.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan	BofA Merrill Lynch

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF JAVA CORP., THE MEN'S WEARHOUSE, INC., THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(O)